Exhibit 99.1

LANDS' END ANNOUNCES THE COMPLETION OF A NEW $175 MILLION ABL REVOLING CREDIT FACILITY THAT REFINANCES THE EXISTING $175 MILLION FACILITY
DODGEVILLE, Wis., November 20, 2017 (GLOBE NEWSWIRE) - Lands' End, Inc. (NASDAQ:LE) today announced that it has successfully completed the closing of a new $175 million ABL Revolving Credit Facility, which matures in November 2022.

The new Credit Facility refinances the existing $175 million facility, with similar collateral support realization, but with lower borrowing and unused facility costs. The ABL Revolving Credit Facility was placed with institutional lenders and bears interest at a rate of LIBOR plus 125 to 175 basis points, based upon facility utilization.

James Gooch, Executive Vice President, Chief Operating Officer and Chief Financial Officer, commented, “We are pleased to have completed this new financing. It provides us with continued access to strategic liquidity reserves, at a more favorable cost structure, as we remain focused on executing our short- and long-term initiatives to drive improved financial performance. We appreciate the support of our current lenders and the new institutional lenders who have joined our bank group. We look forward to continuing to partner with them in the future.”

About Lands' End, Inc.
Lands' End, Inc. (NASDAQ:LE) is a leading multi-channel retailer of casual clothing, accessories, footwear and home products. We offer products through catalogs, online at www.landsend.com and affiliated specialty and international websites, and through retail locations. We are a classic American lifestyle brand with a passion for quality, legendary service and real value, and seek to deliver timeless style for women, men, kids and the home.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, including statements about access to liquidity and execution of initiatives to drive financial performance. All statements other than statements of historical fact, including without limitation, those with respect to the Company's goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the performance of our business could impact the availability of funds under the Credit Facility; the Company may not be able to successfully execute its short- and long-term initiatives, and even if executed, they may not have their intended impact on financial performance; and other risks, uncertainties and factors discussed in the "Risk Factors" section of our Annual Report on Form 10-K for the fiscal year ended January 27, 2017. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.

CONTACTS:

Lands' End, Inc.
James Gooch
Chief Operating Officer and Chief Financial Officer
(608) 935-9341

Investor Relations:
ICR, Inc.
Jean Fontana
(646) 277-1214
Jean.Fontana@icrinc.com